Exhibit 10.9

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (this “Termination Agreement”) is made this 25th day of April 2025 (the “Effective Date”) by and between Allied Gaming & Entertainment, Inc., a Delaware corporation (the “Company”), and Blue Planet New Energy Technology Limited (“Blue Planet”). Each of the Company and Blue Planet is herein referred to as a “Party.”

WHEREAS, the Company and Blue Planet entered into that certain securities purchase agreement, dated October 18, 2024 (the “Purchase Agreement”), pursuant to which Blue Planet wished to purchase and the Company wished to sell 6,000,000 shares of the Company’s common stock, par value $0.0001 (“Common Stock” and such shares, the “Purchased Shares”), at a purchase price of $1.10, for an aggregate purchase price of approximately $6,600,000.00 (the “Purchase Price”); and

WHEREAS, Blue Planet is the holder of that certain Warrant to Purchase Common Stock, as issued to Blue Planet, dated October 18, 2024 (the “Warrant”), to collectively purchase 6,000,000 shares of Common Stock (the “Warrant Shares” and together with the Purchased Shares, the “Shares”).

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Termination Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	Subject to the terms and conditions of this Termination Agreement, the Purchase Agreement and the Warrant (collectively, the “Agreements”) and all rights and obligations of the Company and Blue Planet under the Agreements shall be hereby irrevocably and fully terminated and cancelled as of the date on which all of the conditions set forth in Section 2 below are satisfied (the “Effective Date”).

2.	This Termination Agreement shall become effective upon the satisfaction of the following conditions:

(a)	The execution and delivery of this Agreement;

(b)	Blue Planet shall have transferred to the Company the Purchased Shares, including executing any agreement or documentation necessary in order to effectuate such transfer; and

(c)	Blue Planet shall have delivered to the Company any documents or certificates reasonably requested by the Company.

3.	From and after the Effective Date, no Party shall have any further or continuing obligation to the other Party pursuant to the Agreements. The Company acknowledges and agrees that it has not raised and will not, at any time, raise any claims against, or attempt to collect any payments pursuant to the Agreements from Blue Planet or any of its successors, assigns, affiliates or subsidiaries (collectively, the “Purchaser Released Parties”). The Company acknowledges and agrees that after the Effective Date, the Purchaser Released Parties shall have no further obligations under the Agreements and hereby releases the Purchaser Released Parties from any and all obligations or liabilities in connection with the Agreements, and that Blue Planet shall not have any rights, interests or claim against any Shares and shall no longer be a stockholder of the Company as a result of beneficial ownership of the Shares. Likewise, on the Effective Date, Blue Planet acknowledges and agrees that it has not raised and will not, at any time, raise any claims against, or attempt to collect any payments pursuant to the Agreements from the Company or any of its successors, assigns, affiliates or subsidiaries (collectively, the “Company Released Parties”). Blue Planet acknowledges and agrees that after the Effective Date, each of the Company Released Parties shall have no further obligations under the Agreements and hereby releases the Company Released Parties from any and all obligations or liabilities in connection with the Agreements, and that Blue Planet shall not have any rights, interests or claim against any Shares and shall no longer be a stockholder of the Company as a result of beneficial ownership of the Shares.

4.	Each Party hereby represents and warrants to the other Party that (a) such Party has full power and authority to enter into this Termination Agreement and (b)this Termination Agreement, when executed and delivered by such Party, will constitute valid and legally binding obligations of such Party, enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

5.	Blue Planet represents and warrants that it has not sold, disposed of, or otherwise transferred any of the Purchased Shares.

6.	Blue Planet represents and warrants that it has not exercised the Warrant.

7.	Blue Planet represents and warrants that the Purchased Shares will be transferred to the Company free and clear of any lien, mortgage, pledge, charge, security interest, adverse claim or other encumbrance, participation or ownership interest in favor of any other person.

8.	This Termination Agreement, and all issues and questions concerning the construction, validity, interpretation and enforceability of this Termination Agreement, and all claims and disputes arising hereunder or in connection herewith, whether purporting to sound in contract or tort, or at law or in equity, shall be governed by, and construed in accordance with, the laws of the State of Delaware, including its statute of limitations, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (A) THIS TERMINATION AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (B) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

9.	This Termination Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Termination Agreement electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Termination Agreement.

10.	This Termination Agreement constitutes the complete understanding of the Parties hereto regarding the subject matter hereof and supersedes any and all other agreements, either oral or in writing, between the Parties hereto with respect to the subject matter hereof, and no other statement or promise relating to the subject matter hereof that is not contained herein, shall be valid or binding. This Termination Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, executors, administrators, trustees, representatives, successors, and assigns. This Termination Agreement and each of the terms and provisions hereof may only be amended, modified, waived, or supplemented by an agreement in writing signed by each Party.

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IN WITNESS WHEREOF, the Parties have or have caused their duly authorized representatives to execute and deliver this Termination Agreement as of the date first written above.

ALLIED GAMING & ENTERTAINMENT INC.

By:	/s/ Yinghua Chen
Name:	Yinghua Chen
Title:	Chief Executive Officer

[Signature Page to the Termination Agreement]

Blue Planet New Energy Technology Limited

By:	/s/ Zongmin Ding
Name:	Zongmin Ding
Title:	Director

[Signature Page to the Termination Agreement]

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